FOR IMMEDIATE RELEASE
November 5, 2026

Genesis Energy, L.P. Reports Third Quarter 2026 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its third quarter results.
We generated the following financial results for the third quarter of 2026:

•Net Income Attributable to Genesis Energy, L.P. of $2.4 million for the third quarter of 2026 compared to Net Income Attributable to Genesis Energy, L.P. of $9.2 million for the same period in 2025.

•Cash Flows from Operating Activities of $78.4 million for the third quarter of 2026 compared to $70.3 million for the same period in 2025.

•We declared cash distributions on our preferred units of $0.9473 for each preferred unit, which equates to a cash distribution of approximately $8.8 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Available Cash before Reserves to common unitholders of $38.6 million for the third quarter of 2026, which provided 1.58X coverage for the quarterly distribution of $0.20 per common unit attributable to the third quarter.

•Total Segment Margin of $147.2 million for the third quarter of 2026.

•Adjusted EBITDA of $130.5 million for the third quarter of 2026.

•Adjusted Consolidated EBITDA of $607.5 million for the trailing twelve months ended September 30, 2026 and a bank leverage ratio of 5.03X, both calculated in accordance with our senior secured credit agreement and discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “Our third quarter results came in modestly ahead of our internal expectations. Our Offshore Pipeline Transportation segment experienced no disruptions of throughput from weather-related producer shut-ins during what is typically the most active part of hurricane season. The benefit we would have otherwise expected to realize from such favorable weather conditions, however, was partially offset by lower than anticipated volumes from certain production facilities which flow exclusively through our pipeline transportation network. It is now expected that this lower than originally expected production from a couple of these deepwater facilities will continue into the fourth quarter and into the early part of 2027, until four new, high-impact wells are completed and turned to production. Our Onshore Transportation and Services segment once again performed ahead of our expectations. Our Marine Transportation segment was in line with our expectations, even though a significant dry-dock that started in the second quarter unexpectedly extended into the third quarter. Taken together, we are pleased with the quarter, and regardless of timing, we are encouraged by the level of activity around our irreplaceable midstream infrastructure in the Gulf of America as well as the macro fundamentals driving our other businesses.

Following the significant financing activity in the first half of the year, there is little to report on the balance sheet this quarter. We ended the quarter with no borrowings outstanding under our $900 million senior secured credit facility, approximately $41.5 million of unrestricted cash on hand, no debt maturities until 2029, and a bank-calculated leverage ratio of approximately 5.03x. We continue to focus on rightsizing and optimizing our capital structure, expecting to drive future cash savings to add to those already realized from the steps we took earlier this year.

Consistent with the ‘all-of-the-above’ approach to capital allocation that we have discussed prior to, and since, turning cash-flow positive, the board of directors declared a quarterly distribution of $0.20 per common unit, unchanged from last quarter but an increase of approximately 21% as compared to the third quarter of last year. Our capital allocation priorities remain unchanged as we expect to continue to retire our highest-cost capital, reduce our debt in absolute terms, and thoughtfully and prudently grow distributions to our common unitholders over time, while preserving our financial flexibility to pursue attractive organic and inorganic opportunities as they emerge in the future.

With that, I will briefly discuss our individual business segments in more detail.

Our Offshore Pipeline Transportation segment operated without any weather-related downtime during the quarter. As noted above, however, that benefit was partially offset by lower than anticipated volumes, including unplanned curtailments at a couple of our legacy connected fields, the continuing challenges from two of the initial wells at Shenandoah, and a planned turnaround at Salamanca that was moved forward from the fourth quarter into the third quarter. As we said last quarter, we do not believe any of these items have longer-term negative implications for the ultimate recovery of reserves already discovered and being developed.

We expect two new wells from the Monument field to be completed and flow across the Shenandoah facility and on to shore through our oil pipelines by the end of the first quarter of next year. We expect that rig to next drill and complete a fifth producing well at the Shenandoah field by the end of 2027. There are two rigs on location drilling wells to be completed and tied into the Salamanca facility, the production from which will flow on to shore through us.

We should point out that nine of the sixteen deepwater drilling units currently available and active in the Gulf of America are working on leases that are contractually dedicated to flow through our existing facilities, and the incremental production from which would require no additional capital from us to accommodate. The overriding constraint on the pace of production growth and therefore, throughput on our pipelines is the number of rigs capable of working in the deepwater Gulf lease area. There is no doubt the basin is world class and would be more active if suitable rigs were available.

In fact, there are two new rigs expected to enter service over the next several years. As we see it then, it is not a matter of if, it is really only a matter of when the upstream industry will be able to develop the known and to-be-discovered oil in place throughout the areas served by our critical and irreplaceable pipeline franchise. Whenever such drilling does occur, we will benefit from it, just as we continue to benefit from the producer activity undertaken over the last three decades.

During the third quarter, our Marine Transportation segment performed in line with our expectations, even though the dry-docking of one of our larger offshore units that began in the second quarter extended further into the third quarter than originally planned. That unit is now back in service and there are no major dry-dockings expected until 2027. We are experiencing, in essence, 100% utilization and negotiated spot rates for all classes of vessels are extremely robust, which will ultimately allow term contracts to follow higher. We see little on the horizon that could significantly affect this tight supply and demand for marine tonnage.

Our Onshore Transportation and Services segment once again performed ahead of our expectations. Certain of the opportunities that arose last quarter continued into the third quarter and are present in the fourth quarter. We now believe we could possibly benefit from such opportunities in 2027, and perhaps beyond, as some of the dislocations caused by the Iranian situation, as well as the resumption of significant imports from Venezuela, could take years to fully return to historic norms.

As we look toward the remainder of the year, we should point out we experienced approximately four days of service disruptions in our Offshore Pipeline Transportation segment due to Hurricane Isaias in early October. Additionally, a major legacy production facility was partially curtailed for the better part of a month because of its inability to transport associated natural gas production due to maintenance activities on the gas export pipeline leaving such facility. Such production facility has now resumed normal operations. As a result of these items, in addition to the now lower anticipated volumes discussed above, we will likely be near, or possibly even below, the low end of our original guidance for Adjusted EBITDA for the year. Having said that, we would reiterate that coming in at the low end of 2026 guidance, or missing the fourth quarter, has little to do with the underlying fundamentals and the ultimate cash flow generating capabilities of our businesses, especially in our largest segment.

Stepping back and keeping everything in focus, 2026 has indeed turned out to be a transformational year for Genesis, just as we anticipated. Our businesses, while not without third-party operational challenges relative to expectations at the beginning of the year, have performed well enough to allow us to retire roughly 40% of the remaining most expensive paper in our capital structure, refinance our nearest senior note maturity to 2029, repurchase 250,000 common units, meaningfully increase our quarterly distribution to all common unitholders, and take our revolver balance to zero, all while building cash. That is a solid year under almost any objective metrics, and we are proud to have delivered.

In closing, the management team and board of directors remain steadfast in our commitment to building long-term value for everyone in the capital structure, and we believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward. I would once again like to thank our entire workforce for their continued dedication to safe, reliable, and responsible operations. I’m proud to have the opportunity to work alongside each and every one of you.”

Financial Results
Segment Margin
Variances between the third quarter of 2026 (the “2026 Quarter”) and the third quarter of 2025 (the “2025 Quarter”) in our reportable segments are explained below.
Segment Margin results for the 2026 Quarter and 2025 Quarter were as follows:

	Three Months Ended September 30,
	2026	2025
	(in thousands)
Offshore pipeline transportation	$97,795	$101,343
Marine transportation	28,680	25,570
Onshore transportation and services	20,731	19,663
Total Segment Margin	$147,206	$146,576

Offshore pipeline transportation Segment Margin for the 2026 Quarter decreased $3.5 million, or 4%, from the 2025 Quarter primarily due to: (i) producer downtime at several legacy fields from planned and unplanned maintenance; and (ii) producer underperformance at several key fields attached to our pipeline infrastructure, including the Shenandoah floating production unit (“FPU”), which had operational challenges at several of its wells during the 2026 Quarter. As a result of these challenges at Shenandoah, volumes during the 2026 Quarter were below the minimum volume commitment (“MVC”) and we were only able to recognize our MVC in Segment Margin, whereas production volumes from Shenandoah exceeded the MVC in the 2025 Quarter. The production from all of these impacted fields and wells impacted our results as they are molecules that we touch multiple times throughout our oil and natural gas pipeline infrastructure. These decreases were partially offset by a full quarter of production volumes in the 2026 Quarter associated with the Salamanca FPU, which began producing in September 2025. The Salamanca FPU ties into our existing 100% owned SEKCO Pipeline for further transportation downstream on our 64% owned Poseidon Pipeline.
Marine transportation Segment Margin for the 2026 Quarter increased $3.1 million, or 12%, from the 2025 Quarter primarily due to: (i) an increase in fleet utilization in our inland and offshore barge businesses during the 2026 Quarter; and (ii) an increase in day rates in our inland barge business due to a recovery in rates from the 2025 Quarter that experienced a decline in Midwest refinery demand for black oil equipment as a result of changing crude slates to lighter oil. In addition, our M/T American Phoenix had a higher contractual rate during the 2026 Quarter compared to the 2025 Quarter.
Onshore transportation and services Segment Margin for the 2026 Quarter increased $1.1 million, or 5%, from the 2025 Quarter primarily due to an increase in volumes transported on our onshore crude oil pipeline systems. We experienced an increase in volumes on our Texas pipeline system, which is a key destination point for various grades of crude oil produced in the Gulf of America including those transported on our 64% owned CHOPS Pipeline. In our sulfur services business, we experienced an increase in Segment Margin in the 2026 Quarter primarily due to an increase in the index-based NaHS sales prices and an increase in NaHS sales volumes.
Other Components of Net Income
We reported Net Income Attributable to Genesis Energy, L.P. of $2.4 million in the 2026 Quarter compared to Net Income Attributable to Genesis Energy, L.P. of $9.2 million in the 2025 Quarter.
Net Income Attributable to Genesis Energy, L.P. in the 2026 Quarter was impacted by an increase in depreciation and amortization expense of $3.9 million and an increase in general and administrative expense of $3.1 million during the 2026 Quarter.

    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, November 5, 2026, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, marine transportation and onshore transportation and services. Genesis’ operations are primarily located in the Gulf of America and in the Gulf Coast region of the United States.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
REVENUES	$449,251	$414,001	$1,427,801	$1,189,660

COSTS AND EXPENSES:
Costs of sales and operating costs	300,543	263,054	955,467	781,563
General and administrative	18,344	15,288	55,315	70,674
Depreciation and amortization	60,958	57,068	183,000	169,144
Gain on sale of assets	—	—	(17,436)	—
OPERATING INCOME	69,406	78,591	251,455	168,279
Equity in earnings of equity investees	12,556	10,845	45,078	35,667
Interest expense, net	(67,275)	(66,407)	(202,207)	(197,199)
Other expense	—	—	(3,570)	(9,779)
Income (loss) from continuing operations before income taxes	14,687	23,029	90,756	(3,032)
Income tax expense	(273)	(253)	(594)	(742)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	14,414	22,776	90,162	(3,774)
Income from discontinued operations, net of tax	—	—	—	8,448
Loss from disposal of discontinued operations	—	—	—	(432,193)
NET LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	—	(423,745)
NET INCOME (LOSS)	14,414	22,776	90,162	(427,519)
Net income attributable to noncontrolling interests	(11,999)	(13,569)	(38,090)	(32,755)
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$2,415	$9,207	$52,072	$(460,274)
Less: Accumulated distributions and returns attributable to Class A Convertible Preferred Units	(8,750)	(14,868)	(33,163)	(58,138)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON UNITHOLDERS	$(6,335)	$(5,661)	$18,909	$(518,412)
NET INCOME (LOSS) PER COMMON UNIT:
Net income (loss) attributable to common unitholders per common unit from continuing operations - Basic and Diluted	$(0.05)	$(0.05)	$0.15	$(0.77)
Net loss per common unit from discontinued operations - Basic and Diluted	—	—	—	(3.46)
Net income (loss) per common unit - Basic and Diluted	$(0.05)	$(0.05)	$0.15	$(4.23)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,214,318	122,464,318	122,368,128	122,464,318

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Offshore Pipeline Transportation Segment
Crude oil pipelines (average Bbls/day):
CHOPS(1)	365,171	360,925	395,489	332,987
Poseidon(1)	246,158	251,788	276,218	248,326
Odyssey(1)	58,158	63,583	61,929	66,209
GOPL	1,520	1,395	1,459	1,486
Offshore crude oil pipelines total	671,007	677,691	735,095	649,008

Natural gas transportation volumes (MMBtus/day)(1)	289,644	425,801	350,918	410,511

Marine Transportation Segment
Inland Barge Utilization Percentage(2)	97.9%	91.2%	97.1%	94.3%
Offshore Barge Utilization Percentage(2)	96.5%	89.7%	96.0%	94.3%

Onshore Transportation and Services Segment
Crude oil pipelines (average Bbls/day):
Texas(3)	154,364	88,989	131,624	83,279
Jay	8,294	7,595	8,668	5,332
Mississippi	797	1,093	960	1,113
Louisiana(4)	50,920	60,551	58,037	49,050
Onshore crude oil pipelines total	214,375	158,228	199,289	138,774

Crude oil product sales (average Bbls/day)	18,141	18,327	20,568	17,881
Rail unload volumes (average Bbls/day)	23,164	25,695	20,678	23,741

NaHS volumes (Dry short tons “DST” sold)	21,330	20,620	63,668	69,749
NaOH (caustic soda) volumes (DST sold)	9,472	9,598	27,403	26,821
(1)As of September 30, 2026 and 2025, we owned 64% of CHOPS, 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities. Volumes are presented above on a 100% basis for all periods.
(2)Utilization rates are based on a 365-day year, as adjusted for planned downtime and dry-dockings.
(3)Our Texas pipeline and infrastructure is a destination point for many pipeline systems in the Gulf of America, including the CHOPS Pipeline.
(4)Total daily volumes for the 2026 quarter and 2025 quarter include 20,555 and 23,532 Bbls/day, respectively, of intermediate refined petroleum products and 29,313 and 36,414 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines. Total daily volumes for the nine months ended September 30, 2026 and 2025 include 27,504 and 19,533 Bbls/day, respectively, of intermediate refined petroleum products and 28,820 and 29,313 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

	September 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$46,452	$6,437
Accounts receivable - trade, net	1,053,898	608,221
Inventories	22,795	55,366
Other	23,631	17,442
Total current assets	1,146,776	687,466
Fixed assets, net of accumulated depreciation	3,372,141	3,465,323
Equity investees	212,880	218,631
Intangible assets, net of amortization	68,659	75,606
Goodwill	301,959	301,959
Right of use assets, net	60,966	57,670
Other assets, net of amortization	65,172	54,048
Total assets	$5,228,553	$4,860,703

LIABILITIES AND CAPITAL
Accounts payable - trade	$927,687	$490,712
Accrued liabilities	225,832	208,980
Accounts receivable securitization credit facility	99,500	—
Total current liabilities	1,253,019	699,692
Senior secured credit facility	—	6,400
Senior unsecured notes, net of debt issuance costs and discount	3,106,655	3,040,415
Deferred tax liabilities	17,099	17,405
Other long-term liabilities	433,015	388,707
Total liabilities	4,809,788	4,152,619
Mezzanine capital:
Class A Convertible Preferred Units	325,146	552,523
Partners’ capital (deficit):
Common unitholders	(367,614)	(314,346)
Noncontrolling interests	461,233	469,907
Total partners’ capital	93,619	155,561
Total liabilities, mezzanine capital and partners’ capital	$5,228,553	$4,860,703

Common Units Data:
Total common units outstanding	122,214,318	122,464,318

GENESIS ENERGY, L.P.
RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES TO TOTAL SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Income (loss) from continuing operations before income taxes	$14,687	$23,029	$90,756	$(3,032)
Net income attributable to noncontrolling interests	(11,999)	(13,569)	(38,090)	(32,755)
Corporate general and administrative expenses	19,172	15,992	56,333	72,736
Depreciation, amortization and accretion	63,069	59,746	189,554	177,768
Interest expense, net	67,275	66,407	202,207	197,199
Adjustment to include distributable cash generated by equity investees not included in income and exclude equity in investees net income(1)	6,662	5,233	14,651	16,920
Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	(747)	136	(702)	(68)
Other non-cash items	(3,128)	(3,307)	(11,515)	(10,258)
Loss on extinguishment of debt	—	—	3,570	9,779
Differences in timing of cash receipts for certain contractual arrangements(2)	(7,785)	(7,091)	(16,200)	(24,449)
Gain on sale of assets(3)	—	—	(17,436)	—
Total Segment Margin(4)	$147,206	$146,576	$473,128	$403,840
(1)Includes distributions attributable to the quarter and received during or promptly following such quarter.
(2)Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts.
(3)During the nine months ended September 30, 2026, we recognized a gain on the sale of assets of $17.4 million associated with the divestiture of certain non-core natural gas pipeline and platform assets within our offshore pipeline transportation segment.
(4)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P. TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net Income (Loss) Attributable to Genesis Energy, L.P.	$2,415	$9,207	$52,072	$(460,274)
Interest expense, net	67,275	66,407	202,207	197,199
Income tax expense	273	253	594	742
Depreciation, amortization and accretion	63,069	59,746	189,554	177,768
Loss from disposal of discontinued operations	—	—	—	432,193
Interest expense, net and income tax expense from discontinued operations	—	—	—	4,195
Other non-cash items from discontinued operations, net(1)	—	—	—	15,584
EBITDA	133,032	135,613	444,427	367,407
Plus (minus) Select Items, net(2)	(2,530)	(3,656)	(1,530)	19,128
Adjusted EBITDA(3)	130,502	131,957	442,897	386,535
Maintenance capital utilized(4)	(15,600)	(14,900)	(46,300)	(46,550)
Interest expense, net	(67,275)	(66,407)	(202,207)	(197,199)
Cash tax expense	(300)	(300)	(900)	(857)
Distributions to preferred unitholders(5)	(8,750)	(14,868)	(32,828)	(49,678)
Interest expense, net and income tax expense from discontinued operations	—	—	—	(4,195)
Available Cash before Reserves(6)	$38,577	$35,482	$160,662	$88,056
(1)Includes non-cash items such as depreciation, depletion and amortization and unrealized gains or losses on derivative transactions, amongst other non-cash items attributable to discontinued operations for the nine months ended September 30, 2025.
(2)Refer to additional detail of Select Items later in this press release.
(3)See definition of Adjusted EBITDA later in this press release.
(4)Maintenance capital expenditures for the 2026 Quarter and 2025 Quarter were $27.5 million and $14.5 million, respectively. Maintenance capital expenditures for the nine months ended September 30, 2026 and 2025 were $75.6 million and $53.9 million, respectively, which excludes maintenance capital expenditures of $4.6 million for the nine months ended September 30, 2025 associated with our discontinued operations. Our continuing maintenance capital expenditures are principally associated with our marine transportation business.
(5)Distributions attributable to preferred unitholders associated with the 2026 Quarter are payable on November 13, 2026 to unitholders of record at close of business on October 30, 2026.
(6)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cash Flows from Operating Activities	$78,414	$70,252	$340,898	$142,044
Adjustments to reconcile net cash flows from operating activities to Adjusted EBITDA:
Interest expense, net(1)	67,275	66,407	202,207	201,378
Amortization and write-off of debt issuance costs, premium and discount	(2,852)	(2,748)	(11,387)	(10,154)
Effects from equity method investees not included in operating cash flows	6,826	5,398	15,112	17,347
Net effect of changes in components of operating assets and liabilities	5,908	20,320	(58,619)	90,379
Non-cash effect of long-term incentive compensation plans	(4,251)	(4,243)	(7,023)	(9,881)
Expenses related to business development activities and growth projects	496	329	7,562	25,847
Differences in timing of cash receipts for certain contractual arrangements(2)	(7,785)	(7,091)	(16,200)	(24,449)
Gain on sale of assets(3)	—	—	17,436	—
Other items, net(4)	(13,529)	(16,667)	(47,089)	(45,976)
Adjusted EBITDA(5)	$130,502	$131,957	$442,897	$386,535
(1)Includes interest expense, net of $4.2 million from discontinued operations for the nine months ended September 30, 2025.
(2)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(3)During the nine months ended September 30, 2026, we recognized a gain on the sale of assets of $17.4 million associated with the divestiture of certain non-core natural gas pipeline and platform assets within our offshore pipeline transportation segment.
(4)Includes adjustments associated with the noncontrolling interest effects of our non-100% owned consolidated subsidiaries as our Adjusted EBITDA measure is reported net to our ownership interests, amongst other items.
(5)See definition of Adjusted EBITDA later in this press release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

September 30, 2026
Senior secured credit facility	$—
Senior unsecured notes, net of debt issuance costs and discount	3,106,655
Less: Outstanding inventory financing sublimit borrowings	(10,500)
Less: Cash and cash equivalents	(40,553)
Adjusted Debt(1)	$3,055,602

Pro Forma LTM
September 30, 2026
Consolidated EBITDA (per our senior secured credit facility)	$596,045
Consolidated EBITDA adjustments(2)	11,405
Adjusted Consolidated EBITDA (per our senior secured credit facility)(3)	$607,450

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.03X
(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized issuance costs or discounts) less the amount outstanding under our inventory financing sublimit, and less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries. Adjusted Debt excludes amounts outstanding under our accounts receivable securitization credit facility, as permitted under our senior secured credit facility.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including, but not limited to statements relating to future financial and operating results, liquidity and capital expenditures, cost of capital and anticipated cash savings, distributions to our unitholders or other capital allocation plans or expectations, the anticipated developments at Monument, Shenandoah and other production facilities or fields, production and other rates or volumes or demand for our services, the expected performance of our business segments and other projects, the impact of adverse producer events or challenges, proposed or increased tariffs or fluctuations in commodity prices on our business, and our strategy and plans, are forward-looking statements and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations), impacts due to inflation, increased tariffs and proposed tariffs, taxes, duties and similar matters affecting international trade, a reduction in demand for our services resulting in impairments of our assets, the spread of disease, the impact of natural disasters, international military conflicts (such as the wars in Ukraine and Iran, and broader geopolitical tensions in the Middle East and Eastern Europe), the result of any economic recession or depression that has occurred or may occur in the future, anticipated benefits of our projects or those of our counterparties, including producers, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income (loss); cash flow expectations for us; and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, often referred to by others as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, interest expense, net, cash tax expense and cash distributions attributable to our Class A Convertible Preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time have been and will continue to be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not to make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not initially use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as Net Income (Loss) Attributable to Genesis Energy, L.P. before interest, taxes, depreciation, depletion and amortization (including impairment, write-offs, accretion and similar items) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Net Income (Loss) Attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

		Three Months Ended September 30,		Nine Months Ended September 30,
		2026	2025	2026	2025
		(in thousands)
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$(7,785)	$(7,091)	$(16,200)	$(24,449)
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	(747)	136	(702)	(68)
	Loss on debt extinguishment	—	—	3,570	9,779
	Adjustment regarding equity investees(2)	6,662	5,233	14,651	16,920
	Other	(3,128)	(3,307)	(11,515)	(10,258)
	Sub-total Select Items, net(3)	(4,998)	(5,029)	(10,196)	(8,076)
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs	496	329	7,562	25,847
	Other	1,972	1,044	1,104	1,357
	Total Select Items, net(4)	$(2,530)	$(3,656)	$(1,530)	$19,128
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(3)Represents Select Items applicable to all Non-GAAP measures.
(4)Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes, and, where relevant, capital investment. We define Segment Margin (“Segment Margin”) as revenues less product costs, operating expenses and segment general and administrative expenses (all of which are net of the effects of our noncontrolling interest holders), plus or minus applicable Select Items from continuing operations. Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Dwayne Morley
Vice President - Investor Relations
(713) 860-2536